SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Section 240.14a-11(c) or Section 240.14a-12

                   FAMILY DOLLAR STORES, INC.
        (Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No Fee Required
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii),
     14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act
     Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)  Proposed maximum aggregate value of transaction:

    5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

                   FAMILY DOLLAR STORES, INC.

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD JANUARY 16, 1997

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the Company), will be held at 2:00 o'clock p.m. on Thursday, January 16, 1997, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, for the following purposes:

  (1)      To elect a Board of six directors;

  (2) To consider and vote upon a proposal to amend the Company's 1989 Non-Qualified Stock Option Plan;

  (3) To consider and vote upon a proposal to approve the Company's Incentive Profit Sharing Plan;

  (4) To ratify the action of the Board of Directors in selecting Price Waterhouse LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year; and

  (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 18, 1996, as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. The voting list of Stockholders will be available for inspection in accordance with the By-Laws at the Company's office at 10401 Old Monroe Road, Matthews, North Carolina, at least ten days prior to the meeting.

     Each Stockholder who does not plan to attend the meeting is requested to date, sign and return the accompanying proxy in the enclosed postage-paid return envelope.

                                     By Order of the Board of Directors

                                     GEORGE R. MAHONEY, JR.
                                     Executive Vice President-
                                       General Counsel and Secretary

Matthews, North Carolina
November 21, 1996

                  FAMILY DOLLAR STORES, INC.
                     Post Office Box 1017
             Charlotte, North Carolina  28201-1017
                       PROXY STATEMENT

     This Proxy Statement is furnished to the holders of the Common Stock of Family Dollar Stores, Inc. (the Company) in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stockholders to be held on January 16, 1997, or any adjournments thereof. This Proxy Statement and the enclosed proxy were first sent to Stockholders on or about November 21, 1996.

     The enclosed proxy is for use at the meeting if the Stockholder will not be able to attend in person. Any Stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company or by attending the meeting and voting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

      1. The election to the Board of Directors of the six nominees named in the Proxy Statement;

      2. The proposal to amend the Company's 1989 Non-
         Qualified Stock Option Plan;

      3. The proposal to approve the Company's Incentive
         Profit Sharing Plan; and

      4. The ratification of the action of the Board of Directors in selecting Price Waterhouse LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for a quorum at the meeting. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The approval of the amendment of the 1989 Non-Qualified Stock Option Plan, the approval of the Incentive Profit Sharing Plan and the ratification of the selection of the accountants each requires the affirmative vote of a majority of shares present or represented by proxy at the meeting and entitled to vote in respect thereto. Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on any such matters other than the election of directors. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, these shares will not be considered as present and entitled to vote in respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

     The cost of soliciting proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs in doing so. No solicitation is to be made by specially engaged employees or other paid solicitors.

     Only the holders of Common Stock of record at the close of business on November 18, 1996, will be entitled to vote at the meeting. On such date, 56,887,162 shares of Common Stock were outstanding and Stockholders will be entitled to one vote for each share held.

             OWNERSHIP OF THE COMPANY'S SECURITIES

OWNERSHIP BY DIRECTORS AND OFFICERS

     The following table sets forth, with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, the number of shares beneficially owned and the percent of Common Stock so owned, all as of November 1, 1996:

                                   Amount and
                              Nature of Beneficial     Percent of
       Name                       Ownership (1)          Class

Leon Levine                       8,786,458 (2)          15.5%

John D. Reier                        82,200                 *

George R. Mahoney, Jr.              220,600                 *

R. David Alexander, Jr.                   0                 *

Phillip W. Thompson                  27,000                 *

Mark R. Bernstein                     9,570 (3)             *

James H. Hance, Jr.                   4,000                 *

James G. Martin                           0                 *

Thomas R. Payne                       2,700                 *

All Executive Officers and       10,126,870              17.7%
Directors of the Company
as a Group (21 persons)



*  Less than one percent.




(1) All shares are held with sole voting and investment power, except that Mr. Bernstein has shared voting power with respect to 7,070 shares held in the Profit Sharing Plan as set forth in note (3) below. Includes those shares listed in the table which the following persons have the right to acquire beneficial ownership of as of November 1, 1996, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Reier-48,200 shares, Mr. Mahoney-45,850 shares, and Mr. Thompson-15,500 shares; and (ii) all executive officers and directors as a group-208,210 shares.

(2) Does not include (i) the 5,347,195 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by NationsBank, N.A., as Trustee, for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 2,572,989 shares held in trust for the benefit of Mr. Leon Levine's son, Mr. Howard R. Levine; (ii) 60,900 shares owned by Mr. Leon Levine's wife; (iii) 80,550 shares held in trust by Mr. Leon Levine's daughter for the benefit of another daughter; (iv) 810,000 shares held in trust by Mr. Leon Levine's wife and one of his children for the benefit of another child of Mr. Leon Levine; and (v) 831,165 shares beneficially owned by Mr. Howard R. Levine. Mr. Leon Levine disclaims beneficial ownership of the shares referred to in this note (2).

(3) This amount includes 7,070 shares held under the Parker, Poe, Adams & Bernstein L.L.P. Profit Sharing Plan, but does not include 7,500 shares owned by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.


OWNERSHIP BY OTHERS

     On the basis of filings with the Securities and Exchange Commission and other information, the Company believes that as of November 1, 1996, the following Stockholders in addition to Leon Levine beneficially owned more than 5% of the Company's Common Stock:

                                        Amount and
                                  Nature of Beneficial       Percent
    Name and Address                     Ownership           of Class

FMR Corp.                             5,906,600 (1)            10.4%
  82 Devonshire Street
  Boston, Massachusetts  02109

NationsBank, N.A., as Trustee         5,347,195 (2)             9.4%
  One NationsBank Plaza
  Charlotte, North Carolina  28255

SC Fundamental Inc.                   3,863,600 (3)             6.8%
The SC Fundamental Value Fund, L.P.
SC Fundamental Value BVI, Inc.
Gary N. Siegler and Peter M. Collery
  712 Fifth Avenue
  New York, New York  10019


(1) As set forth in a Schedule 13G dated November 8, 1996, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,884,700 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson III, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 5,884,700 shares owned by the Funds. The sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 21,900 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson III and FMR Corp., through its control of Fidelity Management Trust Company, have sole voting and dispositive power over 21,900 shares owned by the institutional account(s) as reported above.

     Members of the Edward C. Johnson III family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson III owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp.
     Mr. Johnson III is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholder's voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2) These shares are held with sole voting and investment power under irrevocable trusts for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 2,572,989 shares held in trust for the benefit of Mr. Howard R. Levine.

(3) As set forth in an Amendment dated October 25, 1995, to a Schedule 13D, as of October 18, 1995, SC Fundamental Inc. ("SC") had shared voting and dispositive power with respect to 2,524,000 shares; The SC Fundamental Value Fund, L.P. had shared voting and dispositive power with respect to 2,524,000 shares; SC Fundamental Value BVI, Inc. ("BVI") had sole voting and dispositive power with respect to 1,339,600 shares; and Gary N. Siegler and Peter M. Collery each had shared voting and dispositive power with respect to 3,863,600 shares. The Schedule 13D states that Mr. Siegler is a controlling stockholder, the president and a director of SC and of BVI, and that Mr. Collery a controlling stockholder, vice president, and a director of SC and BVI.



                     ELECTION OF DIRECTORS

     At the meeting, six directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. One current member of the Board of Directors, Thomas R. Payne, who has served on the Board of Directors for 26 years, is retiring and is not a nominee. Accordingly, the Board of Directors has reduced the number of directors from seven to six effective with the meeting. Votes pursuant to the enclosed proxy will be cast for the election as directors of the six nominees named below unless authority is withheld. All six nominees are now members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

     The following information is furnished with respect to the nominees:


                                                                  Year First
                                                                  Elected
  Name of Nominee             Principal Occupation        Age     Director

Leon Levine (1)             Chairman of the Board,         59       1969
                             Chief Executive Officer and
                             Treasurer of the Company

John D. Reier (1)           President and                  56       1994 (2)
                             Chief Operating Officer
                             of the Company

George R. Mahoney, Jr. (1)  Executive Vice President-      54       1987 (3)
                             General Counsel and
                             Secretary of the Company

Mark R. Bernstein (4)(5)    Partner in the law firm        66       1980 (7)
                             of Parker, Poe,
                             Adams & Bernstein L.L.P.



James H. Hance, Jr. (6)     Vice Chairman-                 52       1995 (8)
                             Chief Financial Officer
                             NationsBank Corporation

James G. Martin (4)(5)(6)   Vice President, Research       60       1996 (9)
                             Carolinas HealthCare System



 (1) Member of the Executive Committee of the Board of Directors.
     Mr. Leon Levine is the father of Mr. Howard R. Levine, Senior Vice President-Merchandising and Advertising of the Company.

 (2) Mr. Reier was employed by the Company as Senior Vice President-General Merchandise Manager in 1987, and was promoted to Senior Vice President-Merchandising and Advertising in that year. He was elected President and Chief Operating Officer in November 1994.

 (3) Mr. Mahoney was employed by the Company as General Counsel in 1976, and also has served as Vice President and Secretary since 1977, Senior Vice President since 1984, and Executive Vice President since October 1991.

 (4) Member of the Stock Option Committee of the Board of Directors.

 (5) Member of the Compensation Committee of the Board of Directors.

 (6) Member of the Audit Committee of the Board of Directors.

 (7) Mr. Bernstein has been a partner in the law firm named above for more than the last five years.

 (8) Mr. Hance has been Vice Chairman of NationsBank Corporation since 1993 and Chief Financial Officer since 1988. He also is a director of Caraustar Industries, Inc., Lance, Inc. and Summit Properties, Inc.

 (9) Mr. Martin has been associated with the Carolinas HealthCare System since January 1993, and currently is Vice President, Research. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. He also is a director of Duke Power Company and J.A. Jones, Inc.

(10) Directors who are not employees of the Company are paid $2,000 for each Board meeting attended and $500 for each Audit Committee and Compensation Committee meeting attended. Directors who are employees of the Company receive no additional compensation for each Board or Committee meeting attended.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee, which met on one occasion and acted by unanimous written consent in lieu of meetings on two occasions during the fiscal year ended August 31, 1996, is authorized under Delaware corporate laws and the Company's By-Laws to exercise certain of the powers of the Board of Directors.

     The principal functions of the Audit Committee, which met with the Company's independent accountants two times during fiscal 1996 are to (i) recommend to the Board of Directors the firm to be engaged as the Company's independent accountants, (ii) review with the independent accountants the scope of the audit and the audit report, (iii) consult with the independent accountants regarding internal accounting controls, and (iv) review non-audit services to be performed by the independent accountants.

     The principal function of the Stock Option Committee, which acted by unanimous written consent in lieu of meetings on 23 occasions during fiscal 1996, is to administer the 1989 Non-Qualified Stock Option Plan, including determination of the employees who are to be granted options under the Plan and the number of shares subject to each option.

     The principal functions of the Compensation Committee, which met three times during fiscal 1996, are to review compensation policies for executive officers of the Company, establish the compensation of the Chairman of the Board and Chief Executive Officer and review and approve the pre-tax earnings goal and the payment of bonuses under the Incentive Profit Sharing Plan.

     There was no nominating committee of the Board of Directors nor any other committee which performed a similar function during fiscal 1996.

     The Board of Directors met four times, and acted by unanimous written consent in lieu of meetings on two occasions, during fiscal 1996.

                                                    EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning the compensation during fiscal years 1996, 1995 and 1994 of the Company's Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 31, 1996.

                                     Annual Compensation                    Long-Term Compensation
                                                                              Awards            Payouts
                                                                                                          All
                          Fiscal                         Other                                 Long-Term  Other
                           Year                          Annual     Restricted    Securities   Incentive  Compen-
  Name and Principal       Ended               Bonus     Compen-      Stock       Underlying      Plan    sation
       Position          August 31,  Salary($) ($)(1)    sation($)  Award(s)($)  Options(#)(2) Payouts($) ($)(3)

Leon Levine                 1996     850,000   341,375      -           -               0         -        13,280
  Chairman of the Board,    1995     800,000         0      -           -               0         -        12,678
  Treasurer and Chief       1994     800,000         0      -           -               0         -         8,986
  Executive Officer

John D. Reier               1996     300,000   124,907      -           -               0         -         2,861
  President and Chief       1995(4)  285,006         0      -           -          75,000         -         4,233
  Operating Officer         1994     224,561         0      -           -           8,000         -         2,463

George R. Mahoney, Jr.      1996     214,700    60,957      -           -               0         -        13,988
  Executive Vice President- 1995     211,597         0      -           -          30,000         -        12,801
  General Counsel and       1994     205,646         0      -           -          13,500         -        10,090
  Secretary

R. David Alexander, Jr.     1996     200,000    50,769      -           -               0         -         2,269
  Senior Vice President-    1995(5)    3,077         0      -           -          25,000         -             0
  Distribution and          1994         -         -        -           -             -           -           -
  Transportation

Phillip W. Thompson         1996     180,000    40,319      -           -             -           -        16,023
  Senior Vice President-    1995     175,654         0      -           -          10,000         -         4,578
  Store Operations          1994     168,320         0      -           -           5,000         -         6,978

(1) Includes amounts payable under the Company's Incentive Profit Sharing Plan and a discretionary bonus paid in December 1995 as follows: Mr. Levine-$80,000, Mr. Reier-$32,657, Mr. Mahoney-$15,870, Mr. Alexander-$769 and Mr. Thompson-$10,979.

(2)  Stock options were granted pursuant to the Company's 1989
     Non-Qualified Stock Option Plan.

(3) Includes (a) Company contributions to the Employee Savings and Retirement Plan and Trust for fiscal years 1996, 1995 and 1994, respectively, as follows: Mr. Levine-$2,250, $2,250 and $2,250, Mr. Reier-$2,250, $3,410 and $1,942, Mr. Mahoney-$2,263, $2,217 and
     $3,616 and Mr. Thompson-$2,268, $2,212 and $3,208; and (b)
     reimbursement of expenses under the Company's Medical Expense Reimbursement Plan of certain medical care costs for fiscal years 1996, 1995 and 1994, respectively, as follows: Mr. Levine-$11,030, $10,428 and $6,736, Mr. Reier-$611, $823 and $521, Mr. Mahoney-
     $11,725, $10,584 and $6,474, Mr. Alexander-$2,269, $0 and $0 and
     Mr. Thompson-$13,755, $2,366 and $3,770.

(4)  Mr. Reier was elected President and Chief Operating Officer in
     November 1994.

(5)  Mr. Alexander was employed by the Company in August 1995.

OPTION GRANTS, EXERCISES AND FISCAL YEAR-END VALUES

     No options to acquire shares of the Company's Common Stock were granted during the fiscal year ended August 31, 1996, to the executive officers named in the Summary Compensation Table.

     The following table sets forth all options exercised during the fiscal year ended August 31, 1996, by the executive officers named in the Summary Compensation Table, and the number and value of unexercised options held by such executive officers at fiscal year-end. No options have been granted to, or exercised by, Leon Levine.


                                                    Number of Securities           Value of Unexercised
                          Shares      Value        Underlying Unexercised               In-the-Money
                        Acquired on  Realized        Options at FY-End(#)         Options at FY-End($)(2)
       Name             Exercise(#)   ($)(1)     Exercisable    Unexercisable   Exercisable    Unexercisable

John D. Reier             20,000     125,000        48,200          62,800        127,850         281,150

George R. Mahoney, Jr.    10,000      71,250        45,850          38,150         42,575         123,550

R. David Alexander, Jr.        0           0             0          25,000              0               0

Phillip W. Thompson        1,500      14,250        15,500          14,500          7,250          44,000


(1) The value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date prior to the date of the exercise
     multiplied by the   number of shares to which the exercise relates.

(2) The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite tape on August 31, 1996, was $17.25 and is used in calculating the value of unexercised options.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     John D. Reier's compensation arrangement with the Company provides that for the fiscal year ended August 31, 1996, he was to be paid a base salary of $5,769 per week ($300,000 per annum), and for the fiscal year ending August 31, 1997, he is to be paid a base salary of $6,250 per week ($325,000 per annum). In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for each fiscal year based on approximately 50% of the base salary he receives for the fiscal year, subject to the achievement of pre-tax earnings goals established by the Company. In the event Mr. Reier's employment is terminated by the Company prior to August 31, 1997, for reasons other than for cause or medical disability, the Company will pay Mr. Reier sixty days of his base salary then in effect in two equal monthly installments. If Mr. Reier accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Reier receives from the new employment.


COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors during the fiscal year ended August 31, 1996, was composed of Mark R. Bernstein and Thomas R. Payne. Neither member of the Compensation Committee was an officer or employee of the Company. Mr. Bernstein is a partner in the law firm of Parker, Poe, Adams & Bernstein L.L.P., which rendered legal services to the Company during the last fiscal year and which is performing legal services for the Company during the current fiscal year.

     The Stock Option Committee of the Board of Directors during the period from September 1, 1995, through January 18, 1996, was composed of Leon Levine and Thomas R. Payne, and during the period from January 18, 1996, through August 31, 1996, was composed of
Mark R. Bernstein and Thomas R. Payne. Mr. Levine, Mr. Bernstein and Mr. Payne are not eligible to receive options under the Company's 1989 Non-Qualified Stock Option Plan.

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The objectives of the Company's executive compensation program are to provide a competitive total compensation package that enables the Company to attract and retain key executives, and to offer compensation opportunities that are directly related to the annual and long-term performance of the Company. The Company seeks to link a significant portion of compensation to the Company's performance such that executive officers will have a strong incentive to meet the Company's goals and their compensation will then be aligned with the interests of the Company's shareholders. With these objectives, the compensation of executive officers consists primarily of (i) a base salary; (ii) annual incentive compensation in the form of a bonus based on the achievement of pre-tax earnings goals and the executive's contributions to meeting the goals; and (iii) long-term incentive compensation in the form of stock options.

     BASE SALARY. The base salary of executive officers is reviewed annually by the Compensation Committee. In determining the salary level, the Compensation Committee takes into consideration the responsibilities, experience and performance of the executives, their contributions to the Company's operating performance, including the achievement of pre-tax earnings goals, and competitive salary practices of other companies in the retail industry, including companies in the S&P Retail Composite Index and other companies in the retail industry with sales comparable to the sales of the Company.

     INCENTIVE PROFIT SHARING PLAN. The Compensation Committee also reviews and approves a pre-tax earnings goal established by the Company each fiscal year under the Company's Incentive Profit Sharing Plan. This Plan provides for payments, not exceeding 5% of the Company's consolidated earnings before income taxes and before deducting payments under the Plan or any other incentive compensation arrangement, to executive officers and other supervisory personnel if such goal is achieved. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 20% to 50%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal. As 92.3% of the pre-tax earnings goal for the fiscal year ended August 31, 1996, was achieved, the bonus will be 61.5% of the bonus that would have been paid if 100% of the goal had been achieved. As less than 90% of the pre-tax earnings goal for the fiscal year ended August 31, 1995, was achieved, no bonuses under the Incentive Profit Sharing Plan were paid for that fiscal year. In view of the change in merchandising strategy that made it more difficult to achieve the pre-tax earnings goal in fiscal 1995, and the progress made in fiscal 1995 in implementing the change from promotional pricing to everyday low pricing, the Compensation Committee authorized and approved the payment in December 1995 of 25% of the bonus that would have been paid if 100% of the pre-tax earnings goal had been achieved. Except for the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and shareholders' return on average equity). The Compensation Committee reviews and approves the payment of bonuses under the Incentive Profit Sharing Plan.

     STOCK OPTIONS. To establish another link between compensation and management's performance in creating value for shareholders, evidenced by increases in the Company's stock price, executive officers, other than the Chairman and Chief Executive Officer, receive grants of stock options typically on an annual basis. The Company encourages stock ownership by executives, but has not established target levels for equity holdings by executives. Grants are made by the Stock Option Committee of the Board of Directors in order for the grants to satisfy tax and securities law requirements. The Compensation Committee considers the grant of stock options by the Stock Option Committee in reviewing the compensation of executive officers. Under the Company's 1989 Non-Qualified Stock Option Plan, the exercise price for each option is the fair market value per share of Common Stock on the date of the grant. Fair market value per share is the average of the highest price and lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant. Options have a term of five years, and may not be exercised prior to the expiration of two years from the date of the grant. Thereafter, each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. Such vesting schedule encourages executives to remain in the employ of the Company. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company from the date of grant to the date of exercise. In determining the number of options to be granted, the Stock Option Committee takes into account the executive's base salary and level of responsibilities and the annual individual performance rating of the executive, as well as the number of options granted in prior years.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. In determining the compensation of Leon Levine, the Chairman of the Board and Chief Executive Officer of the Company, the Compensation Committee takes into account the fact that long-term compensation in the form of stock options, retirement plans and similar benefits is an important element of the compensation of most Chief Executive Officers. Mr. Levine has never been granted stock options in view of the fact that as the founder of the Company, he always has owned a substantial percentage of the Company's Common Stock. As of November 1, 1996, he owned directly 8,786,458 shares representing approximately 15.5% of the outstanding Common Stock. See "Ownership of the Company's Securities." With this ownership interest, Mr. Levine has the incentive without the grant of stock options to maximize stock price appreciation. In addition, the Company does not have any retirement plan or similar benefits for the Chief Executive Officer or any executive officers, other than the Employee Savings and Retirement Plan, a 401(k) Plan under which contributions by the Company are limited. In the fiscal year ended August 31, 1996, the amount of the Company's contribution for Mr. Levine was $2,250. Accordingly, the substantial portion of Mr. Levine's compensation is his base salary and bonus under the Incentive Profit Sharing Plan.

     The base salary of the Chief Executive Officer is established by the Compensation Committee annually based on consideration of the same general factors as are described above with respect to the determination of the base salary of other executive officers. For the fiscal year ended August 31, 1996, Mr. Levine received a base salary of $850,000. Mr. Levine will receive a base salary for the fiscal year ending August 31, 1997, of $875,000.

     The incentive compensation element of the compensation of the Chief Executive Officer is based on the Company's achievement of its pre-tax earnings goal. Under the Company's Incentive Profit Sharing Plan, the Chief Executive Officer's bonus is based on 50% of his base salary. The amount of the bonus is subject to increase or decrease based on the level of pre-tax earnings in the manner described above with respect to the bonus for other executive officers. For the fiscal year ended August 31, 1996, the Chief Executive Officer will be paid a bonus of $261,375 under the Incentive Profit Sharing Plan as the Company achieved 92.3% of the pre-tax earnings goal. In addition, as described under "Incentive Profit Sharing Plan" above, Mr. Levine was paid $80,000 in December 1995, representing 25% of the bonus that would have been paid if 100% of the pre-tax earnings goal for the fiscal year ended August 31, 1995, had been achieved.

     DEDUCTIBILITY OF COMPENSATION. Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). No such officer was paid compensation in excess of the deductibility limit during the fiscal year ended August 31, 1996. At the Annual Meeting of Stockholders on January 16, 1997, Stockholders will consider and vote upon proposals to approve an amendment to the 1989 Non-Qualified Stock Option Plan and to approve the Incentive Profit Sharing Plan for the purpose of preserving the future deductibility of all compensation paid under said Plans. The Compensation Committee will continue to monitor this issue and will determine what additional steps, if any, it may take in response to such provision.

     This report is submitted by the following members of the Compensation Committee and Stock Option Committee:
     Thomas R. Payne-
       Compensation Committee and Stock Option Committee
     Mark R. Bernstein-
       Compensation Committee and Stock Option Committee
     Leon Levine-
       Stock Option Committee

STOCK PERFORMANCE GRAPH
     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended August 31, 1996, compared with the cumulative total returns of the S&P Midcap 400 Index and the S&P Retail Composite Index. The comparison assumes $100 was invested on August 31, 1991, in the Company's Common Stock and in each of the foregoing indices, and that dividends were reinvested.

                                       COMPARISON OF FIVE YEAR
                                       CUMULATIVE TOTAL RETURN
                                  AMONG FAMILY DOLLAR STORES, INC.,
                                     THE S & P MIDCAP 400 INDEX
                                        AND THE S & P RETAIL
                                          COMPOSITE INDEX

                                  8/91  8/92  8/93  8/94  8/95  8/96
Family Dollar Stores, Inc.         100   140   159   106   157   153

S & P Midcap 400                   100   111   138   144   173   194

S & P Retail Composite             100   106   116   117   119   144


RELATED TRANSACTIONS

     Legal services were rendered to the Company during the year ended August 31, 1996, and are being rendered to the Company during the year ending August 31, 1997, by Parker, Poe, Adams & Bernstein L.L.P., of which Mark R. Bernstein, a director of the Company, is a partner.

     The Company has commercial banking relationships with subsid-iaries of NationsBank Corporation, of which James H. Hance, Jr., a director of the Company, is Vice Chairman and Chief Financial Officer.

     Since December 1994, a subsidiary of the Company has leased space in a building in Charlotte, North Carolina, from 9517 Monroe, LLC, for processing merchandise returned from stores. 9517 Monroe, LLC is a limited liability company in which Leon Levine, the Chairman of the Board of the Company, and his brother, Alvin E. Levine, each owns a 50% interest. A total of $210,958 in rents was paid to 9517 Monroe, LLC, for the year ended August 31, 1996. The current rent payable for the leasing of approximately 80,600 square feet is $19,545 per month ($234,540 annually). The present term of the lease for 57,000 square feet of the space is for one year expiring March 31, 1997, and the Company's subsidiary has two successive one-year options to extend the term. The lease for the other 23,600 square feet of space is on a month-to-month term. The Company believes that the rents for this leased space are competitive with amounts that would be paid to an unaffiliated entity to lease similar space.

                        AMENDMENT TO
            1989 NON-QUALIFIED STOCK OPTION PLAN


     On November 8, 1996, the Company's Board of Directors declared it advisable that the 1989 Non-Qualified Stock Option Plan (the "Plan") be amended to (i) increase by 500,000 the number of shares of Common Stock available for issuance thereunder, and (ii) meet the requirements of
Section 162(m) of the Internal Revenue Code and any regulations thereunder ("Section 162(m)") in order to preserve for the Company the future deductibility of all compensation that option grantees may be deemed to receive in connection with awards under the Plan that are intended to be performance-based. The changes to the Plan to meet the requirements of
Section 162(m) provide that (i) if any member of the Stock Option Committee of the Board of Directors does not meet the qualifications for an "outside director" established from time to time under Section 162(m), then that member shall be replaced with another director meeting the qualifications such that the Stock Option Committee shall always be comprised of at least two "outside directors," and (ii) the maximum number of options to purchase shares of Common Stock that may be granted under the Plan to any individual during any twelve month period may not exceed 150,000. The amendment to the Plan was adopted by the Board of Directors, subject to approval of Stockholders.

     The Plan is the only stock option plan under which options may be granted. When the Plan was originally approved by Stockholders in January 1989, a maximum of 350,000 shares were available for issuance thereunder, subject to adjustments for stock splits and similar events. The Plan was amended effective December 1, 1991, to increase by 750,000 the number of shares of Common Stock available for issuance thereunder, also subject to adjustments for stock splits and similar events. The number of shares of Common Stock available for issuance under the Plan was adjusted as a result of a 2-for-1 stock split effective February 10, 1992. The effect of the proposed amendment will be to increase the number of shares available for issuance under the Plan from 1,561,390 shares to 2,061,390 shares.

     As of November 10, 1996, 638,610 shares of Common Stock had been purchased pursuant to the exercise of options under the Plan. There also were options outstanding under the Plan to 265 employees to purchase a total of 1,253,300 shares with an average per share option price of $16.08, and expiration dates ranging from January 5, 1997, to October 30, 2001. Accordingly, 308,090 shares were available under the Plan for the granting of options. Approximately 275 employees may be considered eligible to participate in the Plan, including 16 executive officers.
Leon Levine is not eligible to participate in the Plan. Other directors of the Company who are employees, including Mr. Reier and Mr. Mahoney, are eligible to receive options. The timing and amount of such options, and the amount of options to be granted to all executive officers and other employeees, are matters within the Stock Option Committee's discretion and cannot be determined at this time, except that under the proposed amendment the maximum number of options to purchase shares of Common Stock that may be granted to any individual during any twelve month period may not exceed 150,000.

     In the opinion of the Board of Directors, the amendment to the Plan will further the interests of the Company by strengthening its ability to attract and retain the services of key employees, and will furnish additional incentives to these employees by encouraging them to become owners or increase their ownership of the Company's Common Stock.


DESCRIPTION OF THE PLAN

     A brief description of the Plan is set forth below.

     1. ADMINISTRATION. The Plan is administered and interpreted by the Stock Option Committee of the Board of Directors. The Stock Option Committee consists of two or more members of the Board of Directors who are ineligible to receive options under the Plan. Under the Plan as proposed to be amended, if any member of the Stock Option Committee does not meet the qualifications of an "outside director" established from time to time under Section 162(m), then that member shall be replaced by another director meeting the qualifications such that the Stock Option Committee shall always be comprised of at least two "outside directors." The Board of Directors may suspend, terminate or amend the Plan. No such amendment, however may affect the determination of officers and directors to participate in the Plan or of the timing, pricing and amount of grants all of which determinations shall be made by the Stock Option Committee. In addition, without Stockholder approval, no amendment may materially increase the benefits under the Plan, or increase the number of shares subject to the Plan, or materially modify the requirements as to eligibility for participation thereunder.

     2. STOCK SUBJECT TO THE PLAN. Currently a maximum of 1,561,390 shares of Common Stock of the Company may be issued and sold under the Plan, except as such number may be adjusted to reflect stock splits and dividends, mergers, recapitalizations or similar events. If the amendment is approved, this number will change from 1,561,390 to 2,061,390 shares. Any shares subject to an option which terminates, is cancelled or expires prior to exercise may again be subjected to an option under the Plan. No option may be granted after November 30, 1998.

     3. ELIGIBILITY. Options may be granted only to officers and other key employees (including those who are also directors except
Leon Levine).

     4. OPTION PRICE. Options may be granted to purchase shares of the Company's Common Stock at prices which are not less than the fair market value of the Common Stock on the date the option is granted. Fair market value per share is defined in the Plan as the average of the highest price and the lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant of the option. The purchase price of the optioned shares must be paid in full on exercise of an option.

     5. PERIOD OF OPTION. Options will have a term of not more than five years. Options may not be exercised prior to the expiration of two years from the date of grant. Thereafter, each option will become exercisable in cumulative installments as to not more than 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years.

     6. LIMITATIONS. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company or a subsidiary from the date of grant to the date of exercise. Options are not transferable other than by will or by laws of descent and distribution.

     On November 10, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange was $17.75.

     Under current regulations, for federal income tax purposes the Company will not be entitled to a deduction, and the optionee will not be required to recognize income, upon the grant of an option under the Plan. An optionee exercising an option granted under the Plan will recognize ordinary income, and the Company will be entitled to a deduction (subject to the reasonableness of the compensation and the Company's compliance with Section 162(m) and any applicable withholding obligations) on the date the option is exercised. The amount of such income and such deduction both will be equal to the excess of the fair market value on that date of the shares of Common Stock acquired over the amount paid therefor.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to approve the amendment to the Plan. If Stockholders do not approve the amendment, the number of shares available for issuance will not be increased and there will be no additional grants of options under the Plan to the Chief Executive Officer and the four other most highly compensated executive officers. The Board of Directors recommends that the Stockholders vote for approval of the amendment to the Plan.

          APPROVAL OF INCENTIVE PROFIT SHARING PLAN


     On November 8, 1996, the Company's Board of Directors declared it advisable to seek Stockholder approval of the Company's Incentive Profit Sharing Plan ("the Plan") in order to meet the requirements of Section 162(m) of the Internal Revenue Code and any regulations thereunder ("Section 162(m)") in order to preserve for the Company the future deductibility of all compensation paid under the Plan. The Company has had the Plan for many years, and Stockholder approval is being sought for the purpose of meeting the requirements of Section 162(m). A brief description of the Plan is set forth below.

     1. ADMINISTRATION. The Plan is administered and interpreted by the Compensation Committee, which is comprised of two or more members of the Board of Directors meeting the qualifications of an "outside director" under Section 162(m). If any member does not meet these qualifications, then that member shall be replaced by another director meeting the qualifications such that the Compensation Committee shall always be comprised of at least two "outside directors." The Board of Directors may suspend, terminate or amend the Plan. No such amendment, however, may increase the maximum amount which may be appropriated annually under the Plan without Stockholder approval. In addition, no such amendment, suspension or termination may apply to any payment to any participant made prior to the effective date of such amendment, suspension or termination.

     2. DETERMINATION OF GOALS AND ELIGIBILITY. The Compensation Committee reviews and approves a pre-tax earnings goal established by the Company each year under the Plan. Approximately 160 officers and key supervisory personnel have been deemed eligible by the Compensation Committee to participate in the Plan.

     3. DETERMINATION OF BONUSES. Based on the achievement of the pre-tax earnings goal, the Plan provides for cash bonus payments to eligible participants, including executive officers. The amount of bonus cannot exceed, in the aggregate, 5% of the Company's consolidated earnings before income taxes in the preceding fiscal year and before deducting payments under the Plan or any other incentive compensation arrangement. Also, the amount of bonus paid for any fiscal year of the Company to any one individual participant cannot exceed $1 million. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 20% to 50%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal. Except for the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and shareholders' return on average equity). The Compensation Committee reviews and approves the payment of bonuses under the Plan. For the fiscal year ended August 31, 1996, when the Company achieved 92.3% of the pre-tax earnings goal, the amount of bonuses payable under the Plan is as follows: (i) the executive officers named in the Summary Compensation Table: Leon Levine - $261,375, John D. Reier - $92,250, George R. Mahoney, Jr. - $45,087, R. David Alexander, Jr. - $50,000, Phillip W. Thompson - $29,340; (ii) all current executive officers as a group, other than the executive officers named in the Summary Compensation Table: $195,302; (iii) all other employees:
$529,497.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to approve the Plan. If Stockholders do not approve the Plan, there will be no additional awards of bonuses under the Plan to the Chief Executive Officer and the four other most highly compensated executive officers. The Board of Directors recommends that the Stockholders vote for approval of the Plan.


    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for the year ending August 31, 1997, and to perform such other appropriate accounting and related services as may be required by the Board of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to ratify the selection of Price Waterhouse LLP for the purposes set forth above. The Board of Directors recommends that the Stockholders vote for ratification of the selection of Price Waterhouse LLP. If the Stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

     Price Waterhouse LLP served as the Company's independent accountants for the year ended August 31, 1991, and for each subsequent fiscal year.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                     STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the next
Annual Meeting of Stockholders in January 1998, and to be included in the Proxy Statement and form of proxy, must be received by the Company on or before July 27, 1997. Any such proposals should be in writing and be sent to the Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina 28201-1017.


                         OTHER MATTERS

     Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies.

     Whether Stockholders plan to attend the meeting or not, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the meeting if they are present and so request.

PROXY

                      FAMILY DOLLAR STORES, INC.
     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 16, 1997

    The undersigned hereby appoints Leon Levine, John D. Reier and George R. Mahoney, Jr., or any one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. on Thursday, January 16, 1997, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated below:

                            [ ]                       [ ]
1.  ELECTION OF DIRECTORS   FOR ALL NOMINEES          WITHHOLD AUTHORITY
    (Mark only one)         Listed below (except as   to vote for all
                            shown to the contrary     nominees listed below
                            below)

Nominees:  Leon Levine, John D. Reier, George R. Mahoney, Jr.,
Mark R. Bernstein, James H. Hance, Jr., James G. Martin

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below)


2. Approval of proposed amendment to the 1989 Non-Qualified
   Stock Option Plan:

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]




3. Approval of Incentive Profit Sharing Plan:

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]


4. Ratification of the selection of Price Waterhouse LLP as Independent
   Accountants:

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]




5. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

                   (Please Sign on Reverse Side)

                    (Continued from other side)

     This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named, for the approval of the proposed amendment to the 1989 Non-Qualified Stock Option Plan, for the approval of the Incentive Profit Sharing Plan and for the ratification of the selection of the independent accountants.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

                Dated this      day of           , 19



                (Please sign exactly as your name appears at left. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING
ENVELOPE.  NO POSTAGE IS REQUIRED.